Exhibit 24.1


       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2001, accompanying the consolidated financial statements of BICO, Inc., formerly Biocontrol Technology, Inc. and subsidiaries appearing in the 2000 Annual Report on Form 10-K for the year ended December 31, 2000. We consent to the inclusion in this Registration Statement of the aforementioned report and to the use of our name, as it appears under the caption "EXPERTS". Our report on the consolidated financial statements referred to above includes an explanatory paragraph, which discusses going concern considerations as to BICO, Inc.


/s/ Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

June 29, 2001